Exhibit 99

Dollar General Corporation Reports Strong Second Quarter 2018 Financial Results

Raises Net Sales and Same-Store Sales Guidance for Fiscal Year 2018; Reiterates Fiscal Year EPS Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 30, 2018--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2018 second quarter (13 weeks) ended August 3, 2018.

  Net Sales Increased 10.6%; Same-Store Sales Increased 3.7%
  Diluted Earnings Per Share (“EPS”) Increased 40.7% to $1.52
  Cash Flows From Operations Increased 39.6% to $1.1 billion
  $277 Million Returned to Shareholders through Share Repurchases and Cash Dividends
  Board of Directors Declares Third Quarter 2018 Cash Dividend of $0.29 per share

“We delivered a strong second quarter and are proud of our team’s execution,” said Todd Vasos, Dollar General’s chief executive officer. “Our results this quarter were driven by contributions from our mature store base, as well as the robust performance of our new stores. In addition, we maintained our disciplined focus on cost control, which culminated in another quarter of significant earnings growth. At the same time, we also continued to invest in our strategic initiatives and made meaningful progress advancing against our goals. We are grateful to our approximately 134,000 employees throughout the company who continued to provide our customers with the value and convenience they have come to expect from Dollar General, and we are looking forward to a solid second half.”

Second Quarter 2018 Highlights

Net sales increased 10.6% to $6.4 billion in the second quarter of 2018 compared to $5.8 billion in the second quarter of 2017. The net sales increase in the second quarter of 2018 was positively affected by the sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 3.7% from the second quarter of 2017, driven by increases in average transaction amount and customer traffic. Growth in same-store sales was driven by positive results in the consumables, seasonal and apparel categories, partially offset by sales declines in the home category.

Gross profit as a percentage of net sales was 30.6% in the second quarter of 2018 compared to 30.7% in the second quarter of 2017, a decrease of seven basis points. This gross profit rate decrease was primarily attributable to a greater proportion of sales coming from consumables, which generally have a lower gross profit rate than other product categories, sales of lower margin products comprising a higher proportion of consumables sales, higher markdowns, and increased transportation costs. These factors were partially offset by an improved rate of inventory shrink and higher initial markups on inventory purchases.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.2% in the second quarter of 2018 compared to 22.3% in the second quarter of 2017, a decrease of eight basis points. This SG&A decrease as a percentage of net sales was primarily attributable to lower repairs and maintenance expenses, a reduction in lease termination expenses, lower fixed asset impairment costs, and a reduction in retail labor expenses as a percent of sales. These factors were partially offset by an increase in professional fees, higher incentive compensation expenses, and increased costs to support certain loss prevention initiatives.

The effective income tax rate in the second quarter of 2018 was 21.5% compared to 37.2% in the second quarter of 2017. The effective income tax rate for the second quarter of 2018 was lower than the second quarter of 2017 primarily due to the federal tax law changes contained in the Tax Cuts and Jobs Act (“TCJA”) enacted in December 2017, including the change in the federal income tax rate to 21% in the 2018 period compared to 35% in the 2017 period.

The Company reported net income of $407 million, or diluted EPS of $1.52, for the second quarter of 2018 compared to net income of $295 million, or diluted EPS of $1.08, in the second quarter of 2017, an increase in diluted EPS of 40.7%. Diluted EPS for the second quarter of 2017 included an approximate $0.02 charge primarily for the lease termination costs related to the acquisition of the Dollar Express store locations.

26-Week Period Highlights

For the 2018 26-week period ended August 3, 2018, net sales increased 9.8% to $12.6 billion, compared to $11.4 billion in the comparable 2017 period. The net sales increase in the 2018 period was positively affected by the sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 2.9% from the 2017 26-week period, driven by an increase in average transaction amount, partially offset by a decline in customer traffic. Growth in same-store sales for the period was driven by positive results in the consumables and seasonal categories, partially offset by sales declines in the apparel and home categories.

Gross profit as a percentage of net sales was 30.6% in the 2018 26-week period, compared to 30.5% in the comparable 2017 period, an increase of five basis points. The gross profit rate increase in the 2018 period was primarily attributable to higher initial markups on inventory purchases and an improved rate of inventory shrink. These factors were partially offset by a greater proportion of sales coming from consumables, which generally have a lower gross profit rate than other product categories, sales of lower margin products comprising a higher proportion of consumables sales, and increased transportation costs.

SG&A as a percentage of net sales was 22.3% in the 2018 26-week period compared to 22.1% in the comparable 2017 period, an increase of 26 basis points. This SG&A increase in the 2018 period as a percentage of net sales was primarily attributable to increased occupancy costs, utilities and professional fees, each of which increased at a rate greater than the increase in net sales. These factors were partially offset by reduced repairs and maintenance and lease termination expenses as a percentage of sales.

The effective income tax rate in the 2018 26-week period was 21.6% compared to 37.2% in the comparable 2017 period. The effective income tax rate was lower in the 2018 period primarily due to the federal tax law changes contained in the TCJA, including the change in the federal income tax rate to 21% in the 2018 period compared to 35% in the 2017 period.

The Company reported net income of $772 million, or diluted EPS of $2.88, for the 2018 26-week period, compared to net income of $574 million, or diluted EPS of $2.09, in the comparable 2017 period, an increase in diluted EPS of 37.8%. Diluted EPS for the 2017 26-week period included an approximate $0.02 charge primarily for the lease termination costs related to the acquisition of the Dollar Express store locations.

Merchandise Inventories

As of August 3, 2018, total merchandise inventories, at cost, were $3.90 billion compared to $3.46 billion as of August 4, 2017, an increase of approximately 3.9% on a per store basis.

Capital Expenditures

Total additions to property and equipment in the 2018 26-week period were $371 million, including approximately: $147 million for improvements, upgrades, remodels and relocations of existing stores; $113 million for distribution and transportation related projects; $81 million for new leased stores, primarily for leasehold improvements, fixtures and equipment; and $24 million for information systems upgrades and technology-related projects. During the 2018 26-week period, the Company opened 510 new stores, remodeled 643 stores and relocated 67 stores.

Share Repurchases

The Company repurchased $200 million of its common stock, or 2.1 million shares, under its share repurchase program in the second quarter of 2018, at an average price of $95.17 per share. From the inception of the share repurchase program in December 2011 through the end of the second quarter of 2018, the Company has repurchased 85.1 million shares of its common stock at an average price of $64.58 per share, for a total cost of $5.5 billion. The total remaining authorization for future repurchases was approximately $1.0 billion at the end of the second quarter of 2018. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend

On August 28, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.29 per share on the Company’s common stock, payable on or before October 23, 2018 to shareholders of record on October 9, 2018. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2018 Financial Guidance and Store Growth Outlook

The Company previously issued financial guidance and store growth outlook, in each case for the 52-week fiscal year ending February 1, 2019 (“fiscal year 2018”), on May 31, 2018. The Company is updating such prior guidance in full, as detailed below.

For the fiscal year 2018, the Company now expects net sales growth to be in the range of 9% to 9.3%. The Company is also raising its fiscal year 2018 same-store sales growth outlook to the mid-to-high two percent range. The Company continues to expect its fiscal year 2018 operating margin rate to be relatively unchanged compared with the fiscal year 2017 operating margin rate.

The Company is reiterating its diluted EPS guidance of $5.95 to $6.15 for fiscal year 2018. This diluted EPS guidance now assumes an effective tax rate at the lower end of the 22% to 23% range that the Company previously provided.

The Company continues to anticipate a cash benefit of approximately $300 million in fiscal 2018 as a result of the TCJA.

In addition, the Company continues to expect share repurchases for fiscal year 2018 to be approximately $850 million, and capital expenditures for fiscal year 2018 to be in the range of $725 million to $800 million.

The Company is also reiterating its plans to open approximately 900 new stores, remodel 1,000 stores and relocate 100 stores in fiscal year 2018.

Conference Call Information

The Company will hold a conference call on Thursday, August 30, 2018, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 6591008. There will also be a live webcast of the call available at investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through Thursday, September 13, 2018, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 6591008.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, plans and intentions including, but not limited to, statements made within the quotations of Mr. Vasos and in the sections entitled “Fiscal Year 2018 Financial Guidance and Store Growth Outlook,” “Share Repurchases,” and “Dividend”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “assume,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” ”future,” ”guidance,” “years ahead,” “looking ahead,” “looking forward,” “going forward,” “focused on,” “subject to,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions and other economic factors, including but not limited to employment levels, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, measures that create barriers to or increase the costs associated with international trade (including increased import duties or tariffs), and healthcare and housing costs, and their effect on, as applicable, consumer demand, customer traffic, customer disposable income, our ability to execute our strategic initiatives, our cost of goods sold, our SG&A expenses and real estate costs;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, marketing, real estate and new store development, digital, sourcing, shrink, private brand, inventory management, distribution and transportation, store operations, store formats, budgeting and expense reduction, and technology;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  effective response to competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, the creation of a more convenient customer online and in-store shopping experience, and consolidation;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of information that the Company holds, whether as a result of cybersecurity attacks or otherwise;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of or delivery of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability;
  risks and challenges associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving its gross profit rate;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety or labeling, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract, train and retain qualified employees, while controlling labor costs and other labor issues;
  loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 15,015 stores in 44 states as of August 3, 2018. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 3	August 4	February 2
	2018	2017	2018
ASSETS
Current assets:
Cash and cash equivalents	$265,288	$214,173	$267,441
Merchandise inventories	3,896,432	3,463,004	3,609,025
Income taxes receivable	68,353	44,255	108,265
Prepaid expenses and other current assets	287,753	258,559	263,121
Total current assets	4,517,826	3,979,991	4,247,852
Net property and equipment	2,857,274	2,574,816	2,701,282
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,322	1,200,537	1,200,428
Other assets, net	29,938	26,891	28,760
Total assets	$12,943,949	$12,120,824	$12,516,911

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$1,909	$401,402	$401,345
Accounts payable	2,294,996	1,880,668	2,009,771
Accrued expenses and other	611,389	521,027	549,658
Income taxes payable	7,250	3,658	4,104
Total current liabilities	2,915,544	2,806,755	2,964,878
Long-term obligations	2,776,811	2,683,105	2,604,613
Deferred income taxes	569,690	659,844	515,702
Other liabilities	302,962	284,025	305,944
Total liabilities	6,565,007	6,433,729	6,391,137

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	232,340	239,101	235,141
Additional paid-in capital	3,222,233	3,166,518	3,196,462
Retained earnings	2,928,064	2,286,060	2,698,352
Accumulated other comprehensive loss	(3,695)	(4,584)	(4,181)
Total shareholders' equity	6,378,942	5,687,095	6,125,774
Total liabilities and shareholders' equity	$12,943,949	$12,120,824	$12,516,911

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	August 3	% of Net	August 4	% of Net
	2018	Sales	2017	Sales
Net sales	$6,443,309	100.00%	$5,828,305	100.00%
Cost of goods sold	4,468,436	69.35	4,037,783	69.28
Gross profit	1,974,873	30.65	1,790,522	30.72
Selling, general and administrative expenses	1,429,397	22.18	1,297,376	22.26
Operating profit	545,476	8.47	493,146	8.46
Interest expense	25,451	0.39	23,748	0.41
Other (income) expense	1,019	0.02	-	0.00
Income before income taxes	519,006	8.05	469,398	8.05
Income tax expense (benefit)	111,769	1.73	174,615	3.00
Net income	$407,237	6.32%	$294,783	5.06%

Earnings per share:
Basic	$1.53		$1.08
Diluted	$1.52		$1.08
Weighted average shares outstanding:
Basic	266,457		273,690
Diluted	267,226		274,132

	For the 26 Weeks Ended
	August 3	% of Net	August 4	% of Net
	2018	Sales	2017	Sales
Net sales	$12,557,772	100.00%	$11,437,930	100.00%
Cost of goods sold	8,720,650	69.44	7,948,425	69.49
Gross profit	3,837,122	30.56	3,489,505	30.51
Selling, general and administrative expenses	2,801,462	22.31	2,522,564	22.05
Operating profit	1,035,660	8.25	966,941	8.45
Interest expense	50,224	0.40	48,752	0.43
Other (income) expense	1,019	0.01	3,502	0.03
Income before income taxes	984,417	7.84	914,687	8.00
Income tax expense	212,328	1.69	340,415	2.98
Net income	$772,089	6.15%	$574,272	5.02%

Earnings per share:
Basic	$2.89		$2.09
Diluted	$2.88		$2.09
Weighted average shares outstanding:
Basic	267,362		274,191
Diluted	268,180		274,674

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	August 3	August 4
	2018	2017
Cash flows from operating activities:
Net income	$772,089	$574,272
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	221,511	197,616
Deferred income taxes	12,500	6,750
Loss on debt retirement	1,019	3,502
Noncash share-based compensation	21,779	16,839
Other noncash (gains) and losses	12,120	11,359
Change in operating assets and liabilities:
Merchandise inventories	(292,934)	(205,385)
Prepaid expenses and other current assets	(25,727)	(43,240)
Accounts payable	270,862	292,074
Accrued expenses and other liabilities	61,096	26,751
Income taxes	43,058	(92,940)
Other	(84)	(1,368)
Net cash provided by (used in) operating activities	1,097,289	786,230

Cash flows from investing activities:
Purchases of property and equipment	(370,968)	(314,050)
Proceeds from sales of property and equipment	1,349	343
Net cash provided by (used in) investing activities	(369,619)	(313,707)

Cash flows from financing activities:
Issuance of long-term obligations	499,495	599,556
Repayments of long-term obligations	(575,664)	(750,584)
Net increase (decrease) in commercial paper outstanding	(149,400)	25,000
Costs associated with issuance and retirement of debt	(4,384)	(9,524)
Repurchases of common stock	(349,538)	(163,736)
Payments of cash dividends	(154,708)	(142,339)
Other equity and related transactions	4,376	(4,638)
Net cash provided by (used in) financing activities	(729,823)	(446,265)

Net increase (decrease) in cash and cash equivalents	(2,153)	26,258
Cash and cash equivalents, beginning of period	267,441	187,915
Cash and cash equivalents, end of period	$265,288	$214,173

Supplemental cash flow information:
Cash paid for:
Interest	$45,538	$41,356
Income taxes	$156,796	$425,278
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$77,541	$69,912

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	August 3	August 4
	2018	2017	% Change
Consumables	$4,988,063	$4,484,359	11.2%
Seasonal	792,513	717,993	10.4%
Home products	345,161	327,648	5.3%
Apparel	317,572	298,305	6.5%
Net sales	$6,443,309	$5,828,305	10.6%

	For the 26 Weeks Ended
	August 3	August 4
	2018	2017	% Change
Consumables	$9,760,451	$8,799,872	10.9%
Seasonal	1,483,544	1,380,631	7.5%
Home products	699,794	660,798	5.9%
Apparel	613,983	596,629	2.9%
Net sales	$12,557,772	$11,437,930	9.8%

Store Activity

		For the 26 Weeks Ended
		August 3	August 4
		2018	2017

Beginning store count		14,534	13,320
New store openings		510	574
Store closings		(29)	(29)
Net new stores		481	545
Ending store count		15,015	13,865
Total selling square footage (000's)		111,210	103,029
Growth rate (square footage)		7.9%	7.2%

CONTACTS
Dollar General Corporation
Investor Contacts:
Jennifer Beugelmans, 615-855-5537
or
Kevin Walker, 615-855-4954
or
Media Contacts:
Crystal Ghassemi, 615-855-5210